Exhibit 10.27
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
COMPANION DIAGNOSTICS AGREEMENT
BETWEEN
CLOVIS ONCOLOGY, INC.
AND
ROCHE MOLECULAR SYSTEMS, INC.

This COMPANION DIAGNOSTICS AGREEMENT (this “Agreement”) is made and entered into as of the latest date of signature below (the “Effective Date”) by and between Clovis Oncology, Inc., a Delaware corporation, having a place of business at 2525 28th Street, Suite 100, Boulder, CO 80301 (“Clovis Oncology”) and Roche Molecular Systems, Inc., a Delaware corporation having a place of business at 4300 Hacienda Drive, Pleasanton, California 94588 (“RMS”).
BACKGROUND
WHEREAS, RMS is a diagnostics company with expertise and capability in researching, developing, manufacturing and marketing companion diagnostics; and
WHEREAS, Clovis Oncology is a pharmaceutical company with expertise and capability in researching, developing, manufacturing and marketing human prophylactics and therapeutics; and
WHEREAS, RMS and Clovis Oncology desire to research, develop and commercialize a companion diagnostic test in the field of oncology for the Markets.
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, RMS and Clovis Oncology agree as follows:
1. DEFINITIONS.
As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, have the meanings set forth in this Article 1.
     1.1. “Affiliate” of a Party means
a) an organization, which directly or indirectly controls a Party to this Agreement;
b) an organization, which is directly or indirectly controlled by a Party to this Agreement;
c) an organization, which is controlled, directly or indirectly, by the ultimate parent company of a Party;
          Control as per a) to c) of this Section 1.1 is defined as owning more than fifty percent (50%) of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization.

          With respect to RMS the term “Affiliate” shall not include any affiliates of RMS which are involved in the discovery or development of pharmaceutical products, specifically including Chugai.
     1.2. “Agreement” shall mean this Companion Diagnostics Agreement between Clovis Oncology and RMS.
     1.3. “Assumptions” means the assumptions as set forth in the Preliminary Project Plan and in each Stage Plan. For clarity, as Stage Plans are implemented during the Term, Assumptions in the Stage Plans supersede Assumptions in the Preliminary Project Plan for the relevant Stage.
     1.4. “Background IP” means all Background Know-How and Background Patents. For clarity, Background IP owned or Controlled by Roche shall not include Background Know-How or Background Patents related to pharmaceutical compounds or products. For further clarity, Background IP owned or Controlled by Clovis Oncology shall only include Background Know-How or Background Patents related to the Clovis Oncology Compound.
     1.5. “Background Know-How” means any Know-How related to (i) assays (including without limitation the EGFR Assay), (ii) the RMS Technology, (iii) any diagnostic biomarker and/or the use of a diagnostic biomarker with a specific therapeutic class of pharmaceutical products, (iv) any proprietary components of the EGFR Assay or other assay, (v) the Clovis Oncology Compound, (vi) Clovis Oncology Information, and/or (vii) the development, manufacture or use of any of the foregoing, and in each case that either: (1) exists as of the Effective Date and is Controlled by a Party or its Affiliates; or (2) is independently developed or acquired on or after the Effective Date by a Party or its Affiliates, other than in connection with the performance of the Project Plan under this Agreement.
     1.6. “Background Patents” means (i) any PCR Patent, and (ii) any Patent that claims (A) the EGFR Assay (or other assay), (B) any diagnostic biomarker and/or the use of a diagnostic biomarker in connection with a specific therapeutic class or pharmaceutical products, (C) any proprietary components of the EGFR Assay (or other assay), (D) the RMS Technology, (E) the Clovis Oncology Compound, and/or (E) the manufacture or use of any of the foregoing, in each case that either: (1) exists as of the Effective Date and is Controlled by a Party or its Affiliates; or (2) is independently developed or acquired on or after the Effective Date by a Party or its Affiliates, other than in connection with the performance of the Project Plan under this Agreement.
     1.7. “Budget” means *** the costs related to the Project, as set forth in the Preliminary Project Plan and each Stage Plan.
     1.8. “CDA” means the confidential disclosure agreement between the Parties effective as of 30 July 2010, as amended effective 3 November 2010.
     1.9. “Changes” has the meaning as set forth in Section 2.3
     1.10. “Chugai” means Chugai Pharmaceutical Co., Ltd, 1-1 Nihonbashi-Muromachi 2-Chome, Chuo-ku, Tokyo 103-8324, Japan.

     1.11. “Clinical Utility” means the validation of the clinical utility of the EGFR Assay by using Samples, but does not include clinical reproducibility studies for the EGFR Assay.
     1.12. “Clovis Oncology Compound” means the compound identified by Clovis Oncology or any of its Affiliates and any backup or follow-on compounds as of the Effective Date or any time thereafter that acts as an irreversible inhibitor of mutant epidermal growth factor receptor (EGFR).
     1.13. “Clovis Oncology Information” means all information, data, Material, and other items that are supplied by or on behalf of Clovis Oncology or its Affiliates to RMS, or that may be derived from or related to any visits by RMS personnel to Clovis Oncology’s or its Affiliates’ premises, pursuant to this Agreement. Clovis Oncology Information shall not include Project Results or Inventions.
     1.14. “Clovis Oncology Inventions” has the meaning as set forth in Section 8.3.1.
     1.15. “Confidential Information” means any and all proprietary and/or confidential data, including Clovis Oncology Information and RMS Technology, information or Know-How, of whatever kind and in whatever form or medium, that is disclosed by or on behalf of a Party to the other Party during the Term and in connection with this Agreement.
     1.16. “Contract Laboratories” has the meaning as set forth in Section 4.6.
     1.17. “Control” or “Controlled” means with respect to Patents or other intellectual property assets, that a Party has the right to grant a license or sublicense to such assets without violating the terms of any written agreement with any Third Party or incurring any financial or other material obligation to any Third Party.
     1.18. “Deliverables” means information and/or Materials (i) generated in the course of performance of, or otherwise arising from, the Project and (ii) to be delivered by a Party or Affiliate to the other Party or an Affiliate, as described in the Project Plan. For clarity, the Deliverables shall not include any items included in Clovis Oncology Information or RMS Technology.
     1.19. “Diagnostic Field” means in vitro testing for research use, or exploratory use, or as a clinical diagnostic for use in the diagnosis and/or ongoing evaluation of a human disease or medical condition, including the prediction and/or monitoring of a response to a therapeutic agent, and also use as an IVD.
     1.20. “Due Date” has the meaning as set forth in Section 6.2.
     1.21. “Effective Date” means the date on which this Agreement takes effect, as set forth in the header of this Agreement.
     1.22. “EGFR Assay” means EGFR mutation test developed by RMS to detect, identify and/or measure EGFR mutations in human samples.

     ***
     1.24. “FDA” means the United States Food and Drug Administration and any successor agency.
     1.25. “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
     ***
     ***
     1.28. “IVD” or “in vitro diagnostic” shall mean an assay intended for use in the disease prognosis or treatment selection / prediction, including a determination of the state of health, in order to cure, mitigate, treat or prevent disease or sequelae, as more fully defined in 21 C.F.R. § 800 et seq.
     1.29. “Independent Development” has the meaning as set forth in Section 7.9.
     1.30. “Invention” shall mean any inventions or discoveries, whether or not patentable, first conceived and/or reduced to practice by employees and/or agents of either Party or its Affiliates or jointly by employees and/or agents of both Parties or their Affiliates that are generated in the course of performance of, or otherwise arise from, the Project, together with all patent applications and Patents claiming or covering such inventions or discoveries.
     1.31. “Joint Patents” has the meaning as set forth in Section 8.3.3.
     1.32. “Joint Invention” has the meaning as set forth in Section 8.3.2.
     1.33. “Joint Steering Committee” or “JSC” has the meaning assigned to it in Section 3.1.
     1.34. “JSC Co-Chair” has the meaning as set forth in Section 3.1.3.
     1.35. “Know-How” means any information or Materials, including, without limitation, cells, cell lines, genes, gene fragments, gene sequences, probes, DNA, RNA, cDNA libraries, proteins, peptides, polypeptides, plasmids, vectors, expression systems, organisms, biological substances, and any constituents, progeny or replications thereof or therefrom, reagents, chemical compounds, inventions whether or not patentable, improvements, practices, formula, trade secrets, techniques, methods, procedures, protocols, knowledge, skill, experience, results, and any information regarding marketing, pricing, distribution, cost, sales or manufacturing. Know-How does not include any Patents or Project Results.

     1.36. “Markets” means the countries in which RMS markets and/or sells its products during or after the Term. For avoidance of doubt, if RMS ceases to market and/or sell products in a particular country any time during or after the Term, such country shall be excluded from the definition of Markets.
     1.37. “Material” shall mean the biological materials, including Samples, provided by or on behalf of one Party to the other Party pursuant to this Agreement as set forth in the Project Plan.
     1.38. “NDA” means a New Drug Application or its equivalent (and including any amendments or supplements thereto) that is filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., to obtain FDA approval to commercialize a pharmaceutical product in the United States.
     1.39. “Patent” means any existing or future (i) national, regional or international patent or patent application in the Territory (including without limitation any provisional, divisional, continuation, continuation-in-part, non-provisional, converted provisional, or continued prosecution application, any utility model, petty patent, design patent and/or certificate of invention), (ii) any extension, restoration, revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications, and (iii) any ex-U.S. equivalents corresponding to any of the foregoing.
     1.40. “Party” or “Parties” shall mean RMS and/or Clovis Oncology, as the context requires.
     1.41. “PCR Patent” means RMS’ Patents relating to (i) Polymerase Chain Reaction (PCR) that cover the process and reagents for non-isothermal amplification, and detection, of a target.
     1.42. “Pharmaceutical Field” shall mean the discovery, development, manufacture, use, and/or sale of biological or chemical substances for the medical cure, treatment, or prevention of diseases of human beings.
     1.43. “Percentage of Completion” has the meaning as set forth in Section 6.4.
     1.44. “Percentage of Up-Front Payments” has the meaning as set forth in Section 6.4.
     1.45. “PMA” means (i) a U.S. pre-market approval application for a Class III medical device, including all information submitted with or incorporated by reference, and/or any new drug application for a medical device pursuant to section 520(1) of the FD&C Act, or (ii) any analogous application to those set forth in (i) that is filed with the relevant Regulatory Authority in a country or region in the Markets.
     1.46. “Preliminary Project Plan” means the preliminary project plan as set forth in Exhibit A.
     1.47. “Project” means a program of activities to be performed under the Project Plan for the development and commercialization of the EGFR Assay satisfying the Specifications and/or IVD incorporating the EGFR Assay in connection with the development and/or commercialization of the Clovis Oncology Compound.
     1.48. “Project Lead” has the meaning as set forth in Section 3.2.3.
     1.49. “Project Plan” means the Preliminary Project Plan and each Stage Plan. For clarity, as Stage Plans are implemented during the Term, Stage Plans supersede the Preliminary Project Plan for the relevant Stage.
     1.50. “Project Results” means all information, data, reports, Deliverables, and any other items developed or produced by RMS as a result of the Project related activities. Project Results shall not include Inventions.
     1.51. “Project Team” has the meaning as set forth in Section 3.2.
     1.52. “Publication” has the meaning as set forth in Section 12.2.
     1.53. “Regulatory Approval” means (i) with respect to an IVD, PMA approval granted by the FDA, (ii) with respect to a Clovis Oncology Compound, NDA approval granted by the FDA, and/or (iii) any approval analogous to those set forth in (i) or (ii) that is granted by the relevant Regulatory Authorities in one or more countries in the Markets.
     1.54. “Regulatory Authority” means, as applicable, the FDA, the European Medicines Agency, and/or any other analogous regulatory authority or agency in a country or region in the Markets.
     1.55. “RMS Inventions” has the meaning as set forth in Section 8.3.1.
     1.56. “RMS Technology” means RMS’ proprietary technologies, such as technologies which it may legally license, relating to the EGFR Assay or to RMS’ instruments or platforms, including intellectual property therein which are acquired, possessed, developed, or Controlled by RMS during the Term of this Agreement, and any information, data and materials relating thereto. RMS Technology shall not include Project Results or Inventions.
     1.57. “Sample or Samples” means any patient sample, human cell line, tissue, blood sample, clinical isolate, or other similar human-derived material that is collected or otherwise made available in accordance with the Agreement for use in connection with the Project Plan, including without limitation for the development, testing or validation of the EGFR Assay or IVD.
     1.58. “Specifications” means the applicable testing specifications, such as sensitivity, specificity and sample type for the EGFR Assay and/or IVD as mutually agreed upon by the Parties based on the outcome of the Feasibility Study.
     1.59. “Stage(s)” means each stage of the Project as identified in the Preliminary Project Plan.

     1.60. “Stage Budget” means the costs related to each Stage as set forth in the Preliminary Project Plan.
     1.61. “Stage Costs” mean the breakdown of costs related to each Stage as set forth in each Stage Plan. For clarity, as Stage Plans are implemented during the Term, Stage Costs supersede Stage Budgets for the relevant Stage.
     1.62. “Stage Plan(s)” means a project plan detailing the specific activities to be conducted for each Stage which shall contain, as a minimum, the elements as set forth in Exhibit B, and a mutually agreed payment schedule for the corresponding Stage Costs.
     1.63. “Stage Start Date” means the anticipated start date of each Stage as determined by the Project Team.
     1.64. “Technical EGFR Assay Development” means the development of the EGFR Assay, including software development, the technical validation and verification of the EGFR Assay, clinical reproducibility studies of the EGFR Assay and the manufacturability of the EGFR Assay, but does not include Clinical Utility.
     1.65. “Territory” means worldwide.
     1.66. “Term” has the meaning as set forth in Section 13.1.
     1.67. “Third Party” means any individual or entity other than RMS, RMS’ Affiliates, Clovis Oncology, or Clovis Oncology’s Affiliates.
2. PROJECT AND PROJECT PLAN.
     2.1. Project. Clovis Oncology and RMS will perform the Project in accordance with the Project Plan and this Agreement for the development of the EGFR Assay and submission for Regulatory Approval for the IVD. Work on such Project Plan will be initiated as soon as practicable.
     2.2. Preliminary Project Plan and Stage Plans. The Parties agreed to a Preliminary Project Plan which during the Term shall for each Stage be successively replaced by the Stage Plans agreed upon, approved and signed off by the Project Team. If the Project Team is unable to agree on a Stage Plan, the escalation process according to Section 3.2.4 shall apply. The Project Team shall have authority to approve the relevant Stage Plan if and to the extent the Stage Costs in the relevant Stage Plan do not exceed the Stage Budget. If and to the extent the Stage Costs in the relevant draft Stage Plan exceed the Stage Budget, the Project Team shall submit to the JSC the relevant Stage Plan and only the JSC shall have the authority to approve the relevant Stage Plan, provided that such Stage Plan shall not become effective unless agreed upon in writing and signed by authorized representatives of Clovis Oncology and RMS. To the extent the Stage Costs in a relevant Stage Plan materially exceed the Stage Budget, the Parties shall negotiate in good faith whether *** the exceeding costs shall be included in the Budget as set forth in Section 1.7, or whether a different allocation of such exceeding costs shall be implemented. If the JSC is unable to approve a Stage Plan, the escalation process according to Sections 3.1.4 and 3.1.5, respectively, shall apply. Each Stage Plan shall be approved by the Project Team or the JSC, respectively, *** weeks prior to the relevant Stage Start Date.
     2.3. Modifications to Stage Plans. If either Party becomes aware of any changes of Assumptions or of any other circumstances outside of the control of RMS, such as changes in the regulatory environment, which could reasonably be expected to result in a material impact on a given Stage Plan (the “Changes”), then such Changes shall be promptly reported to the other Party, and the Parties shall negotiate in good faith an amended Stage Plan and Stage Budget taking into account such Changes. For any amendments of a Stage Plan relating to Changes or for any modifications of a Stage Plan independent of any Changes which does not lead to an increase of the amended or modified Stage Costs the Project Team shall have the authority to agree, approve and sign off such modified Stage Plan. If the Project Team is unable to agree on an amended or modified Stage Plan, the escalation process according to Section 3.2.4 shall apply. If and to the extent the amendment or modification of a Stage Plan leads to an increase of the amended or modified Stage Costs, the Project Team shall submit to the JSC the amended or modified Stage Plan and only the JSC shall have the authority to approve such amended or modified Stage Plan, provided that such amended or modified Stage Plan shall not become effective unless agreed upon in writing and signed by authorized representatives of Clovis Oncology and RMS. To the extent the amendment or modification of a Stage Plan leads to a material increase of the amended or modified Stage Costs, the Parties shall negotiate in good faith whether *** the exceeding costs shall be included in the Budget as set forth in Section 1.7, or whether a different allocation of such exceeding costs shall be implemented. If the JSC is unable to approve an amended or modified Stage Plan, the escalation process according to Sections 3.1.4 and 3.1.5, respectively, shall apply.
     2.4. Project Obligations and Responsibilities.
          2.4.1. Diligence. Each Party will use commercially reasonable efforts to successfully complete the activities for which it is responsible under the Project Plan in accordance with applicable standards currently recognized by the Parties’ profession or industry. Each Party shall be responsible for the quality, technical accuracy, and completeness of all Project Results, and any other items to be generated or provided by them under this Agreement. Each Party shall also be responsible for the professional quality, training, and supervision of all its and its Affiliates’ personnel who perform any activities under the Project Plan.
          2.4.2. Compliance with Laws and Regulations. Each of RMS and Clovis Oncology shall, and shall ensure that their respective Affiliates shall, comply with all applicable laws, rules and regulations in connection with the performance of the Project Plan. In addition, each of RMS and Clovis Oncology shall, and shall ensure that their respective Affiliates shall, comply, as applicable, with current Good Laboratory Practices, Good Clinical Practices and/or Good Manufacturing Practices in connection with the performance of the Project Plan.
          2.4.3. Timelines for Performance. The Parties will use commercially reasonable efforts to complete their respective obligations under the Project Plan within the timeframes specified in the Project Plan. Each Party will promptly inform the other Party in the event that it anticipates or experiences a delay in the completion of such activities. Each Party shall be responsible for any delay or failure by it (or its Affiliates) to timely complete its obligations under the Project Plan using commercially reasonable efforts, except to the extent that (i) such failure or delay is caused by a delay or failure of performance by the other Party or any Contract Laboratory, or (ii) as may otherwise be mutually agreed in writing by the Parties.
          2.4.4. Responsibility for EGFR Assay. Except as may otherwise be expressly agreed to in writing by the Parties, RMS shall be responsible for the performance of any activities related to the development and commercialization of the EGFR Assay and/or IVD included in the Project Plan.
          2.4.5. Responsibility for Clovis Oncology Compound. Clovis Oncology and its Affiliates are and shall remain responsible, at their own expense and as determined in their sole discretion, for the development and commercialization of the Clovis Oncology Compound.
3. GOVERNANCE.
     3.1. Joint Steering Committee. Within thirty (30) calendar days after the Effective Date, the Parties will form a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of two (2) employee representatives from RMS and two (2) employee representatives from Clovis Oncology. Each representative to the JSC will be appointed by a Party, and also may be replaced at any time by that Party, upon prior written notice to the other Party. A Party’s appointed JSC members will have appropriate expertise, experience and decision making authority to carry out their responsibilities as members of the JSC, and may not at the same time serve as a member of the Project Team.
          3.1.1. Responsibilities of the JSC. The primary purpose of the JSC will be to provide oversight and strategic planning for the Project being carried out under the Agreement. Specific JSC responsibilities shall include:

(i)	to approve any Stage Plans submitted to the JSC by the Project Team pursuant to Section 2.2 *** weeks prior to the relevant Stage Start Date;

(ii)	to approve any amended or modified Stage Plans submitted to the JSC by the Project Team pursuant to Section 2.3;

***

(iv)	the resolution of any disputes referred to it by a Project Team in accordance with Section 3.1.4.
          3.1.2. JSC Meetings. The JSC will meet at least once per calendar year, or more frequently as needed, at such times as may be agreed to by the Parties. The JSC will determine its meeting locations, and whether to conduct a meeting in-person, by teleconference, or videoconference. Each Party shall have the right to request a special meeting of the JSC at any time as necessary to address disputes or other matters within the scope of the JSC’s responsibilities by providing the other Party with written notice to that effect. The Parties shall schedule and convene such JSC as soon as practicable following such notice. Each Party may, from time-to-time and with prior written notice to the JSC members of the other Party, invite Project Team members and/or others of its employees, consultants or agents to attend relevant portions of a JSC meeting as necessary. A Party shall notify the other Party in writing in the event that it wishes to invite a consultant, agent or other Third Party contractor to attend a JSC meeting. Any such notice shall be provided at least five (5) business days prior to the relevant JSC meeting and shall identify the relevant consultant or contractor, and briefly describe the reasons that the requesting Party wishes to include the Third Party in the meeting. The attendance and participation of such consultant or contractor shall be subject to the prior written consent of the Party receiving such notice (such consent not to be unreasonably withheld). Any such consent granted by a Party shall be conditioned upon the consultant or contractor being bound by a written confidentiality and non-use agreement that is reasonably acceptable to the consenting Party. Notice and approval of the attendance of a consultant, agent or other Third Party contractor at a subsequent JSC meeting shall not be required for any consultant, agent or other Third Party contractor who was previously approved by the other Party and remains bound by an appropriate written confidentiality and non-use agreement at the time of the JSC meeting. The Parties respective JSC Co-Chairs (as defined below) shall be responsible for ensuring compliance with the foregoing. Each Party is responsible for all costs and expenses incurred by it in connection with its participation in the meetings of the JSC.
          3.1.3. JSC Chairpersons. Meetings of the JSC shall be jointly chaired by one representative of each Party to be designated from among such Party’s two appointed representatives to the JSC (the “JSC Co-Chairs”). A Party may change its designated JSC Co-Chair by providing written notice to the other Party to that effect. The JSC Co-Chairs will be responsible for establishing meeting schedules and agendas, and for generating mutually acceptable minutes of JSC meetings. Each Party’s JSC Co-Chair can delegate such administrative aspects of JSC meetings to one of such Party’s members on the Project Team. The JSC Co-Chairs may elect to rotate and/or otherwise allocate those responsibilities between themselves.
          3.1.4. JSC Decisions and Dispute Resolution. The JSC will make its decisions, and approve all of its actions, by unanimous consent of the Parties’ representatives, with each Party having a single vote. Except as otherwise set forth in this Agreement, if the JSC is unable to reach agreement on any matter within the JSC’s authority within thirty (30) calendar days after the matter is first referred to the JSC, then the matter will be resolved by the Parties’ Senior Officers pursuant to Section 3.1.5. The foregoing notwithstanding, the Parties agree that disputes on certain matters shall be excluded from resolution through the procedures of either Section 3.1.5 or Article 14, and that instead one Party (as indicated below) shall have final decision making authority with regard to such matters as follows:
(i)	Clovis Oncology shall have final decision making authority with respect to all matters related to (1) the development of the Clovis Oncology Compound (including without limitation to design and conduct clinical trials involving the Clovis Oncology Compound), and (2) the commercialization of the Clovis Oncology Compound in the Territory

(including without limitation the decision of whether or not to sell or discontinue selling the Clovis Oncology Compound in a country or region).

(ii)	RMS shall have final decision making authority with respect to matters related to (1) the design and configuration of the EGFR Assay and IVD, or (2) the commercialization of the EGFR Assay or IVD in the Territory other than in the USA, the European Union, Japan and China (including without limitation the decision of whether or not to sell or discontinue selling the IVD in a country or region other than in the USA, the European Union, Japan and China).
The Party having such final decision making authority may exercise that authority through the exercise of a casting vote by its JSC Co-Chair on relevant subject matter, or through such other actions as it determines are necessary; provided, however, that any such final decisions or other actions made by such Party, shall not result in imposing any new or additional financial or other obligations on the other Party under this Agreement.
          3.1.5. Resolution of Disputes by Senior Officers. Except as otherwise expressly provided in Section 3.1.4, any unresolved disagreement or dispute arising at the JSC will be referred to the Parties’ respective senior officers designated below (the “Senior Officers”), or their respective designees, for resolution through good faith negotiations over a period of up to thirty (30) calendar days. To the extent that a Party’s Senior Officer delegates his/her responsibility for resolution of a dispute to another officer of such Party, such Party shall ensure that the designee has all necessary and appropriate authority to fully resolve the Dispute on behalf of such Party. Such designated executive officers are as follows:
          For Clovis Oncology:  President and CEO
          For RMS:  President and CEO
     3.2. Project Team. The Parties will form a joint project team for the Project being carried out under this Agreement (the “Project Team”). Membership of the Project Team shall be comprised of employee representatives from RMS or its Affiliates and employee representatives from Clovis Oncology. Each Party’s Project Team representatives shall have appropriate technical expertise and experience in disciplines relevant to the Project (including without limitation assay development, clinical development, regulatory matters, and project management). Any of a Party’s representatives to the Project Team may be replaced at any time by that Party, upon prior written notice to the other Party. The Project Team shall be established within thirty (30) calendar days after the Effective Date.
          3.2.1. Responsibilities of the Project Team. The primary responsibility of the Project Team will be to coordinate and manage the performance of activities being carried out under the Project Plan, and to facilitate communications and the exchange of data and information related to the Project. Specific Project Team responsibilities shall include:
(i)	to set each Stage Start Date *** weeks prior to the preliminary stage start date as set forth in the Preliminary Project Plan;

(ii)	to agree, approve and sign off Stage Plans pursuant to Section 2.2 *** weeks prior to the relevant Stage Start Date;

(iii)	periodic review and evaluation of the status, progress and results of work being performed under the Project Plan; and

(iv)	to agree, approve and sign off amended or modified Stage Plans in accordance with Section 2.3.
          3.2.2. Project Team Meetings. Each of the Project Teams will meet at least once each calendar quarter, or more frequently as needed, according to a schedule to be established by the Project Team. The Project Team will determine its meeting locations, and whether to conduct a meeting in-person, by teleconference, or videoconference. Each Party is responsible for all out-of-pocket costs and expenses incurred by it in connection with its participation in meetings of the Project Team. Each Party may invite others of its permanent or temporary employees to attend and participate in relevant portions of the Project Team meeting as necessary. A Party shall notify the other Party’s Project Lead in writing in the event that it wishes to invite a consultant, agent or other Third Party contractor to attend a Project Team meeting. Any such notice shall be provided at least five (5) business days prior to the relevant Project Team meeting and shall identify the relevant consultant or contractor, and briefly describe the reasons that the requesting Party wishes to include the Third Party in the meeting. The attendance and participation of such consultant or contractor shall be subject to the prior written consent of the Party receiving such notice (such consent not to be unreasonably withheld). Any such consent granted by a Party shall be conditioned upon the consultant or contractor being bound by a written confidentiality and non-use agreement that is reasonably acceptable to the consenting Party. Notice and approval of the attendance of a consultant, agent or other Third Party contractor at a subsequent Project Team meeting shall not be required for any consultant, agent or other Third Party contractor who was previously approved by the other Party and remains bound by an appropriate written confidentiality and non-use agreement at the time of the Project Team meeting. The Parties respective Project Leads shall be responsible for ensuring compliance with the foregoing.
          3.2.3. Project Leads. Each Party shall designate one of its appointed members of the Project Team as its primary point of contact and lead representative for matters related to the Project (each, a “Project Lead”). Meetings of the Project Team shall be jointly chaired by the Project Leads. A Party may change its designated Project Lead by providing written notice to the other Party to that effect. The Project Leads will be responsible for establishing meeting schedules and agendas, for generating mutually acceptable minutes of Project Team meetings and for any other administrative matters related to Project Team meetings. The Project Lead may elect to delegate these responsibilities to other members of the Project Team. The Project Leads may elect to rotate and/or otherwise allocate those responsibilities between themselves.
          3.2.4. Project Team Decisions. The Project Team will make its decisions, and approve all of its actions, by unanimous consent of the Project Team representatives, with each Party having a single vote. All decisions of the Project Team shall be documented in the Project Team’s meeting minutes. If the Project Team is unable to resolve a dispute regarding any matter within the Project Team’s authority, the matter will be referred to the JSC for resolution in accordance with Section 3.1.4.
4. DEVELOPMENT ACTIVITIES.
     4.1. Technical EGFR Assay Development. RMS shall be responsible and conduct the Technical EGFR Assay Development as set forth in the Project Plan.
     4.2. Clinical Utility. Clovis Oncology and RMS shall be jointly responsible for Clinical Utility of the EGFR Assay as set forth in the Project Plan.
     4.3. Samples. Clovis Oncology will provide RMS with access or otherwise make available any Samples necessary or relevant for the Clinical Utility at no charge and in agreed upon formats, which shall include actual Samples, demographic data, test results, and clinical data for the screening population and for enrolled patients. RMS shall use commercially reasonable efforts to acquire Samples for the Technical EGFR Assay Development. In the event that RMS is unable to obtain sufficient quantity of such Samples for the Technical EGFR Assay Development or the Parties determine that Samples from sources available to Clovis Oncology are advantageous for the timely completion of the Technical EGFR Assay Development, Clovis Oncology shall use commercially reasonable efforts to acquire and provide supplementary Samples. The cost of acquiring such supplementary Samples for the Technical EGFR Assay Development will be allocated as set forth in the Budget. Each of Clovis Oncology and RMS hereby represents and warrants to the other Party that: (1) the collection, storage, transportation, and delivery of Samples supplied by or on its behalf pursuant to this Section 4.3, was performed in compliance with all applicable laws, rules and regulations; and (2) that it (or a Third Party acting on its behalf) has obtained all necessary approvals and appropriate informed consents for the collection or use of such Samples pursuant to this Agreement. The Party providing the Samples will, upon request, provide the other Party (i) with documentation of such approvals and consents, or (ii) with a written confirmation that all necessary approvals and appropriate informed consents for the collection or use of such Samples pursuant to this Agreement have been obtained. Each Party hereby further represents and warrants to the other Party that any Samples it has provided or otherwise made available for use in connection with the Project Plan may be used as contemplated in this Agreement and the Project Plan without any obligations of compensation to donors of such Samples or any other Third Party for the intellectual property associated with, or commercial use of, the Samples for any purposes.
     4.4. Materials. Each Party may procure Materials for the conduct of the Project. Such Materials shall be owned by the Party which procured the Materials. Each Party will use Materials of the other Party only for the purposes set forth in this Agreement and the Project Plan, and will not transfer or disclose such Materials to any Third Party, except in compliance with the Project Plan and any other applicable terms of this Agreement. Upon the procuring Party’s request, any remaining Materials will be disposed of according to the instructions of the procuring Party.
     4.5. Access to Protocols and Other Documentation. Each Party will, upon request, provide the other Party with reasonable access to documents and records in its or its Affiliates’ possession or control related to the EGFR Assay or IVD and/or Clovis Oncology Compound that are necessary or useful for the performance of the Project Plan or this Agreement. This shall include, without limitation, (1) Clovis Oncology providing RMS with reasonable access to its clinical trial protocols involving the Clovis Oncology Compound if and to the extent necessary to enable RMS to perform activities included in the Project Plan, and (2) RMS providing Clovis Oncology with reasonable access to information and documentation such as technical reports regarding the EGFR Assay and related technology.
     4.6. Third Party Testing Laboratory Services. The Parties anticipate using Third Party contract laboratories for the performance of certain Sample testing and/or other activities within the scope of the Project Plan (the “Contract Laboratories”). The selection and use of such Third Party contractors shall be managed in accordance with the terms of this Section 4.6.
          4.6.1. Clovis Oncology Contracting with Laboratories. RMS and Clovis Oncology shall agree on the Contract Laboratories to perform the Clinical Utility of the EGFR Assay. RMS shall ensure that the Contract Laboratories are properly certified to do the Clinical Utility work according to the Project Plan and this Agreement.
          4.6.2. EGFR Assay Manufacture and Supply. Except as otherwise expressly provided in the Project Plan, RMS or its Affiliates is solely responsible for the manufacture and supply of the EGFR Assay to the Contract Laboratories for Clinical Utility or other similar activities involving use of the EGFR Assay under the Project Plan.
          4.6.3. EGFR Assay Support. Except as may otherwise be expressly provided in the Project Plan, RMS will be responsible for providing training, support and any software upgrades to the Contract Laboratories to perform Clinical Utility or other similar activities involving use of the EGFR Assay under the Project Plan. RMS shall also be responsible for ensuring that each such Contract Laboratory has or is provided the necessary equipment (including any upgrades) needed to perform the EGFR Assay, which equipment shall be provided on terms to be agreed upon between RMS and the Contract Laboratories; provided that such terms will be consistent with the standard terms currently being offered by RMS to its other Third Party customers for such equipment (the “Standard Terms”). For clarity, any training, support, software update and equipment (including any upgrades) provided by RMS to the Contract Laboratories (the “Support”) will be against remuneration by the Contract Laboratories consistent with the Standard Terms. If a Contract Laboratory is not willing to enter into an agreement with RMS based on the Standard Terms, or if a Contract Laboratory does not fully pay for such Support according to the Standard Terms, RMS shall not be obliged under this Agreement or the Project Plan to provide Support to such Contract Laboratory.
     4.7. Applications for Regulatory Approval. Clovis Oncology shall at its own expense be responsible for and control the preparation and submission of any applications for Regulatory Approval, and for obtaining and maintaining Regulatory Approvals, in the Territory for any Clovis Oncology Compound. RMS or its Affiliates shall be responsible for and control the preparation and submission of any applications for Regulatory Approval, and for obtaining and maintaining Regulatory Approvals, in the Territory for any IVD being developed in accordance with the Project Plan and this Agreement.

          4.7.1. Collaboration on Regulatory Strategy. Clovis Oncology and RMS (acting through the Project Team) will collaborate on the regulatory strategy in the Markets for obtaining Regulatory Approvals for the combination use of the Clovis Oncology Compound in conjunction with the IVD developed under the Project Plan and this Agreement, and in the preparation and/or exchange of any documentation necessary to support any INDs, NDAs, PMAs or other applications for such Regulatory Approvals. The Parties will also consult and coordinate their respective efforts to implement such regulatory strategies in the Markets, including without limitation by meeting jointly with the applicable Regulatory Authorities to ensure that the regulatory strategy for the EGFR Assay and/or IVD and Clovis Oncology Compound is acceptable to such Regulatory Authorities, and by keeping each other reasonably informed with respect to any related regulatory interactions with the FDA and other Regulatory Authorities in the Markets.
          4.7.2. Authorizations. Each of Clovis Oncology and RMS shall, and/or shall ensure that their relevant Affiliates shall, upon request provide the other Party (and such Party’s designated Affiliates) with any appropriate letters and/or other similar documentation necessary to authorize such other Party (and/or its Affiliates) to cross-reference and rely upon the contents of any of its (or its Affiliates’) Regulatory Approvals in the Markets related to (1) in the case of RMS, an IVD or (2) in the case of Clovis Oncology, a Clovis Oncology Compound, for the purposes of, as applicable, (i) the performance of the Project Plan under this Agreement and/or (ii) the filing, obtaining and maintaining of Regulatory Approvals for an IVD or Clovis Oncology Compound pursuant to and in accordance with the licenses granted under this Agreement.
     4.8. Reports. Each Party will keep the other Party informed of its progress and results in performing the Project Plan under this Agreement. This shall include, without limitation: (i) the exchange of information and communication of results under the Project Plan at each Project Team meeting, and (ii) the Project Team providing the JSC with an annual summary of the activities performed and results achieved in connection with the Project Plan. For clarity, the foregoing shall not be construed as obligating Clovis Oncology to provide RMS, the JSC or any Project Team with any data, information or status reports related to the development of any Clovis Oncology Compound.
     4.9. Licenses and Access to Third Party Technology. With respect to the EGFR Assay, RMS and/or its Affiliates shall be responsible, *** for obtaining and maintaining any licenses or other rights to access or use any Third Party Patents, technology or Know-How that are necessary for the development, manufacture, use or commercialization by RMS of the EGFR Assay or IVD pursuant to this Agreement. Clovis Oncology and/or its Affiliates shall be solely responsible, at its or their own expense, for obtaining and maintaining any licenses or other rights to access or use any Third Party Patents, technology or Know-How that are necessary or useful for the development, manufacture, use or commercialization of any Clovis Oncology Compound.
5. COMMERCIALIZATION.
     5.1. Joint Commercialization Efforts. Clovis Oncology and RMS will use commercially reasonable efforts to collaborate on joint promotional efforts ***

*** Clovis Oncology will use commercially reasonable efforts to ensure that any Third Parties involved in the marketing and sale of the Clovis Oncology Compound will collaborate with RMS and its Affiliates on such joint promotional efforts.
     5.2. RMS Obligations. RMS and its Affiliates shall use commercially reasonable efforts, at their expense, to make available and promote the EGFR Assay and/or IVD to RMS’ target customer segment in the Markets.
     5.3. Clovis Oncology Obligations. Clovis Oncology and its Affiliates (and any Third Parties involved in marketing the Clovis Oncology Compound) shall use commercially reasonable efforts, at their expense, to (i) make available and promote the Clovis Oncology Compound, and (ii), as permitted by applicable laws and regulations, to promote testing with the EGFR Assay and/or IVD as a standard of care to the Clovis Oncology target customer segment.
6. CONSIDERATION.
     6.1. Consideration. In consideration for the work to be performed by RMS under the Project Plan and the relevant licenses and other rights granted to Clovis Oncology hereunder, Clovis Oncology shall compensate RMS for the amounts set forth in the Budget. The Budget shall be binding upon the Parties, unless (i) the Budget requires modifications due to Changes as set forth in Section 2.3, in which case the Parties shall proceed as set forth in Section 2.3; or (ii) the actual costs of the Project (or a Stage) exceed the Budget (or any Stage Costs) due to a delay or failure of performance by Clovis Oncology, in which case Clovis Oncology shall be required to pay such additional costs to RMS. Except as set forth in this Agreement and in the Project Plan, each Party will bear their own costs and expenses with respect to this Agreement.
     6.2. Invoices and Payments. Clovis Oncology will make payments to RMS of any amounts due and payable according to the Budget and payment plan as set forth in each Stage Plan pursuant to invoices to be provided by RMS within *** calendar days after the payment date as set forth in each Stage Plan. Clovis Oncology will pay to RMS all amounts properly due and payable under such invoices within *** calendar days following receipt of the original invoice (the “Due Date”). All payments shall be invoiced and made in U.S. dollars by bank wire transfer of immediately available funds to such bank account in the United States as may be designated in writing by RMS.
     6.3. Late Payments. If Clovis Oncology fails to pay any undisputed amount specified in this Agreement on or before the Due Date thereof, the amount owed will bear interest *** from the Due Date until paid, provided, however, that if this interest rate is held to be unlawful or unenforceable for any reason, the interest rate will be the maximum rate allowed by law at the time payment is due.
     6.4. Early Termination. In the event of early termination of the Agreement prior to completion of the Project, the JSC shall determine the degree of completion in percent of the Stage the Project is in at the time of termination (the “Percentage of Completion”). The JSC shall determine furthermore the amount resulting from the difference between Percentage of Completion and the percentage of any up-front payments previously made by Clovis Oncology pursuant to Sections 6.1 and 6.2 as compared to the relevant Stage Costs (the “Percentage of

Up-Front Payments”). If the Percentage of Completion is higher than the Percentage of Up-Front Payments, Clovis Oncology agrees to pay RMS, the resulting difference amount within *** calendar days following the termination of the Agreement, if the Percentage of Completion is lower than the Percentage of Up-Front Payments, RMS agrees to pay Clovis Oncology, the resulting difference amount within *** calendar days following the termination of the Agreement.
     6.5. Taxes. To the extent that the goods or services to be provided hereunder are subject to any sales, use, rental, personal property, value added, or any other taxes, payment of said taxes is Clovis Oncology’s responsibility, subject to any applicable exemption entitlement.
7. LICENSES.
     7.1. License to Clovis Oncology’s Background IP. Clovis Oncology hereby grants RMS and its Affiliates a non-exclusive, royalty free license in the Territory under Clovis Oncology’s and its Affiliates’ Background IP to research, develop, make, have made, use, sell, offer for sale, import and otherwise exploit the EGFR Assay and/or IVD developed under the Project Plan in accordance with the Project Plan and this Agreement. The license granted in this Section 7.1 is not sublicensable, except to RMS’ Affiliates or any Third Party engaged in the development, manufacture or sale of the EGFR Assay and/or IVD.
     7.2. License to RMS’ Background IP. RMS hereby grants to Clovis Oncology and its Affiliates a non-exclusive, royalty free license in the Territory under RMS’ Background IP: (i) to use the EGFR Assay and/or IVD developed under the Project Plan in accordance with the Project Plan and this Agreement; and (ii) to research, develop, make, have made, use, sell, offer for sale, import and otherwise exploit the Clovis Oncology Compound in conjunction with the EGFR Assay and/or IVD developed under the Project Plan; provided, however, that such licenses shall not include any rights under the PCR Patents. The license granted in Section 7.2(i) is not sublicensable, except to Clovis Oncology’s Affiliates performing activities under the Project Plan and this Agreement; the license granted in Section 7.2(ii) may be sublicensed to Clovis Oncology’s Affiliates or any Third Party engaged in the development, manufacture or sale of the Clovis Oncology Compound.
     7.3. License to Clovis Oncology Inventions. Clovis Oncology hereby grants RMS and its Affiliates a non-exclusive, royalty free license in the Territory under the Clovis Oncology Inventions to research, develop, make, have made, use, sell, offer for sale, import and otherwise exploit the EGFR Assay or IVD developed under the Project Plan in accordance with the Project Plan and this Agreement. The license granted in this Section 7.3 is not sublicensable, except to RMS’ Affiliates or any Third Party engaged in the development, manufacture or sale of the EGFR Assay and/or IVD.
     7.4. License to RMS Inventions. RMS hereby grants to Clovis Oncology and its Affiliates a non-exclusive, royalty free license in the Territory under the RMS Inventions: (i) to use the EGFR Assay or IVD developed under the Project Plan in connection with the performance of the Project Plan and this Agreement, and (ii) to research, develop, make, have made, use, sell, offer for sale, import and otherwise exploit the Clovis Oncology Compound in conjunction with the EGFR Assay and/or IVD developed under the Project Plan. The license granted in Section 7.4(i) is not sublicensable, except to Clovis Oncology’s Affiliates performing activities under the Project Plan and this Agreement; the license granted in Section 7.4(ii) may be sublicensed to Clovis Oncology’s Affiliates or any Third Party engaged in the development, manufacture or sale of the Clovis Oncology Compound.
     7.5. Licenses to Joint Inventions. In order to avoid any unanticipated limitation on the Parties’ ability to use and exploit Joint Inventions, where and when necessary as required by law, each Party hereby grants to the other Party and its respective Affiliates, a worldwide, non-exclusive, sublicensable, royalty-free license under each Party’s interest in and to the Joint Inventions for any and all purposes. Notwithstanding the foregoing, Clovis Oncology hereby grants RMS and its Affiliates a worldwide, exclusive, transferable, sublicenseable, royalty free license under Clovis Oncology’s interest in the Joint Inventions for any and all purposes in the Diagnostic Field. RMS hereby grants Clovis Oncology and its Affiliates a worldwide, exclusive, transferable, sublicenseable, royalty free license under RMS’ interest in the Joint Inventions for any and all purposes in the Pharmaceutical Field.
     7.6. Project Results. Clovis Oncology hereby grants RMS and its Affiliates a worldwide, exclusive, transferable, sublicenseable, royalty free license under Clovis Oncology’s interest in the Project Results for any and all purposes in the Diagnostic Field. RMS hereby grants Clovis Oncology and its Affiliates a worldwide, exclusive, transferable, sublicenseable, royalty free license under RMS’ interest in the Project Results for any and all purposes in the Pharmaceutical Field.
     7.7. *** Covenant. RMS hereby agrees and covenants that it shall not, and shall ensure that its Affiliates do not, directly or indirectly through any Third Party, undertake any legal proceedings or other actions to assert the *** Patents or any other intellectual property that is subject to the *** against Clovis Oncology or its Affiliates in connection with or as a result of: (i) the performance of any activity under the Project Plan under this Agreement; and/or (ii) the use in accordance with the terms of this Agreement of the EGFR Assay or IVD in connection with the development, manufacture or sale of the Clovis Oncology Compound.
     7.8. No Other Rights; No Implied Licenses. Only the licenses and other rights expressly granted by one Party to the other Party under terms of this Agreement are of any legal force or effect. No other licenses or other rights are granted, conveyed or created (whether by implication, estoppel or otherwise).
     7.9. Independent Development Efforts. The Parties acknowledge and agree that Clovis Oncology, RMS and their Affiliates will retain the right to perform independent development activities as further outlined in this Section 7.9. As used herein, the term “Independent Development” by a Party shall mean undertaking development work, except if and to the extent permissible according to this Agreement, without the aid, application or use of any of the other Party’s Background IP, the other Party’s Inventions and/or Confidential Information.
          7.9.1. Independent Development by Clovis Oncology. Clovis Oncology and its Affiliates have and shall retain ownership of all rights, title, and interest in and to the Clovis

Oncology Compound and are free to conduct Independent Development involving the use of the Clovis Oncology Compound for any purpose (whether alone or in combination with any other product or service) and in collaboration with any Third Party. The foregoing shall include, without limitation, Clovis Oncology’s rights to independently utilize diagnostic tests (including in vitro diagnostic products or companion diagnostic products), other than the EGFR Assay or IVD developed under the Project Plan, in connection with the development or commercialization of the Clovis Oncology Compound or any other compound, whether alone or in collaboration with Third Parties.
          7.9.2. Independent Development by RMS. RMS and/or its Affiliates have and shall retain ownership of all rights, title, and interest in and to the EGFR Assay and IVD and are free to conduct Independent Development involving the use of the EGFR Assay and/or IVD for any purpose (whether alone or in combination with any other product or service) and in collaboration with any Third Party. The foregoing shall include, without limitation, RMS’ and/or its Affiliates’ rights to independently develop, utilize, or commercialize the EGFR Assay and/or IVD and other diagnostic tests (including in vitro diagnostic products or companion diagnostic products), whether alone or in collaboration with Third Parties, for use either alone or in conjunction with the development or commercialization of any pharmaceutical products other than the Clovis Oncology Compound.
8. INTELLECTUAL PROPERTY.
     8.1. Ownership of Background IP. Each Party and/or their Affiliates own all rights, title, and interest in and to its respective Background IP. The Parties acknowledge and agree that, except for the license expressly set forth in Section 7 above, neither Party shall have any rights to, or licenses under, the other Party’s Background IP.
     8.2. Ownership of Project Results. Clovis Oncology and RMS shall have joint ownership of all Project Results and each Party agrees to grant, and hereby grants, to the other Party an equal, undivided interest in and to the Project Results.
     8.3. Ownership of Inventions. The Parties shall promptly notify each other in confidence of any Inventions. Ownership of Inventions shall be determined by the following provisions:
          8.3.1. Clovis Oncology shall own all Inventions (regardless of inventorship) that relate solely to the Clovis Oncology Compound (“Clovis Oncology Inventions”). RMS shall own all Inventions (regardless of inventorship) relating solely to the EGFR Assay and the Diagnostic Field (“RMS Inventions”); and
          8.3.2. Subject to Section 7.5, all other Inventions (regardless of inventorship) shall be jointly owned by the Parties (“Joint Inventions”).
          8.3.3. Where applicable under Sections 8.3.1 and 8.3.2, the Parties agree to and do hereby assign any and all right, title, and interest in such Inventions to the other Party. The Parties agree (and agree to cause their Affiliates), upon request by the other Party and at the other Party’s cost and expense, to promptly execute any and all documents deemed necessary or appropriate by the other Party (and/or their Affiliates) to memorialize, effect or perfect the assignments under this Section 8.3.3 throughout the world. Clovis Oncology shall be responsible for the prosecution and maintenance of any Patent applications and Patents claiming or covering any Clovis Oncology Inventions, and RMS shall be responsible for the prosecution and maintenance of any Patent applications and Patents claiming or covering any RMS Inventions and any Joint Inventions (the “Joint Patents”), and Clovis Oncology shall (and shall cause its Affiliates to) reasonably cooperate with RMS in connection with the same, including without limitation, upon the request of RMS, promptly executing any and all Patent applications, formal documents, assignments, or other instruments which RMS deems necessary or reasonably useful for the filing, prosecution, maintenance, enforcement and/or defense of any Patent applications or Patents claiming or covering any such Inventions, which may be filed or prepared at RMS’ cost and expense. RMS shall keep Clovis Oncology reasonably informed of prosecution activities with respect to the Patent applications for Joint Patents. RMS shall provide Clovis Oncology with a copy of material communications from any patent authority regarding such Joint Inventions, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses so that Clovis Oncology may have an opportunity to review and comment. If RMS abandons, ceases prosecution or does not maintain any Joint Patent anywhere in the world, then RMS shall provide Clovis Oncology written notice of at least thirty (30) calendar days prior to any deadline for taking action to avoid abandonment (or other loss of rights) and Clovis Oncology shall have the right, in Clovis Oncology’s sole discretion, to file for or continue prosecution and/or maintenance of such Joint Patent at its own expense. If Clovis Oncology elects to assume responsibility for the filing, prosecution and/or maintenance of a Joint Patent abandoned by RMS, then upon Clovis Oncology’s request, RMS shall assign to Clovis Oncology all of RMS’ right, title and interest in and to such Joint Patent, and shall execute such documents necessary to evidence such assignment.
     8.4. Third Party Contractors. To the extent that a Party utilizes Third Party contractors to perform activities within the scope of the Project Plan, such Party shall ensure that such Third Party contractors are obligated to assign rights to any Inventions and/or Project Results that are made by such Third Party contractors so that such rights can be conveyed in accordance with the terms and conditions of Sections 8.2 and 8.3.3.
     8.5. Defense and Enforcement. Each Party shall promptly notify the other Party in the event it becomes aware of any Third Party activities that may constitute infringement of any Patents or misappropriation and/or misuse of any Know-How that are subject to this Agreement, and/or of any Third Party claims or allegations contesting the validity and/or enforceability of any such Patents. With respect to any Joint Patents, the Parties will promptly thereafter consult and cooperate to determine a course of action, which may include, without limitation, the commencement of legal action by either or both of Clovis Oncology and RMS, to terminate or otherwise address such infringement, misappropriation or misuse, and/or to defend the Joint Patents. Responsibility and control over any actions to defend and/or enforce Patents under this Agreement shall be allocated between the Parties in accordance with the terms of this Section 8.5.
          8.5.1. Background Patents and Patents Claiming Inventions. RMS shall have the right, but no obligation, to control, enforce, and defend worldwide, at its own expense,

the RMS Background Patents and any Patents claiming RMS Inventions. Clovis Oncology shall have the right, but no obligation, to control, enforce, and defend worldwide, at its own expense, the Clovis Oncology Background Patents and any Patents claiming Clovis Oncology Inventions.
          8.5.2. Responsibility for Joint Patents. Clovis Oncology and RMS are entitled, but have no obligation, to control any legal proceedings or other actions to enforce and/or defend the Joint Patents worldwide, at the expense of the Party that desires to control, enforce or defend (the “Acting Party”). If both Parties desire to be the Acting Party, the Parties shall negotiate in good faith about who should be in control. The Party that is not controlling, enforcing or defending the applicable Joint Patent(s) (“Supporting Party”) is entitled, at its own expense, to be represented in any such enforcement or defense by counsel of its own choice. If the Acting Party is unable to initiate or prosecute the action solely in its own name, the Supporting Party will, upon request, join the action and/or execute all documents reasonably necessary for the Acting Party to initiate, prosecute and maintain the action. The Supporting Party shall have the right to consult with the Acting Party to participate in decisions regarding the appropriate course of conduct for such action, and the additional right to join and participate in (but not control) such action. A Party shall have the right to be represented by legal counsel of its own choice in connection with any legal proceedings or other actions undertaken by the other Party pursuant to this Section 8.5 to defend or enforce the Joint Patents.
          8.5.3. Cooperation. The Supporting Party shall, upon request, reasonably assist and cooperate with the efforts of the Acting Party. The Acting Party shall keep the Supporting Party informed of any developments in the action.
          8.5.4. Settlements. The Acting Party shall have the right to settle the relevant claim or actions; provided, however, that the Acting Party shall not, without the prior written consent of the Supporting Party, enter into any settlement, consent judgment or other voluntary final disposition of any claim or action that would: (i) subject the Supporting Party or its Affiliates to an injunction or otherwise adversely impact any of the Supporting Party’s rights under this Agreement; (ii) impose any financial obligation upon the Supporting Party or its Affiliates; and/or (iii) constitute an admission of guilt or wrongdoing by the Supporting Party or its Affiliates.
          8.5.5. Recoveries. Any recovery of damages or other compensation received by a Party in connection with a claim or action involving the Joint Patents will be first applied towards the reimbursement of the Parties’ documented out-of-pocket costs and expenses associated with such claim (including reasonable attorneys’ fees, expert witness fees, court costs and other litigation costs and expenses). Any and all remaining amounts will then be allocated between the Parties on a pro rata basis as determined based upon the relative economic losses suffered by each Party.
     8.6. Patent Term Restoration. The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 103(c) for United States patents and patent applications. The Parties shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to the Joint

Patents and any other Patents claiming Inventions. In the event that elections with respect to obtaining such patent term restoration are to be made, Clovis Oncology shall have the right to make the election and RMS agrees to abide by such election.
9. COMPLIANCE.
     9.1. Debarment. Each Party hereby certifies (on behalf of itself and its Affiliates) that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Title 21 United States Code Section 335a in performing any activities under this Agreement. Each Party shall immediately notify the other Party in writing if any such debarment occurs or comes to its attention, and shall, with respect to any person or entity so debarred promptly remove such person or entity from performing any activities related to or in connection with the Project Plan or this Agreement. Clovis Oncology shall have the right, in its sole discretion, to terminate this Agreement immediately in the event of any such debarment involving RMS.
10. REPRESENTATIONS AND WARRANTIES
     10.1. Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date that: (i) it is a corporation duly organized, validly existing, and in good standing under applicable laws; (ii) it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement; (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; and (iv) it has the right to grant the applicable rights and licenses provided for under this Agreement. Each of RMS and Clovis Oncology further hereby represents, warrants and covenants to the other Party that during the Term it will not grant or convey to any Third Party any right, license or interest in any Patents or Know-How that is inconsistent with the rights and licenses expressly granted to the other Party under this Agreement.
     10.2. Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE PATENTS, KNOW-HOW, MATERIALS, SAMPLES, EGFR ASSAY OR IVD, CLOVIS ONCOLOGY COMPOUND OR CONFIDENTIAL INFORMATION THAT IS LICENSED, SUPPLIED OR OTHERWISE MADE AVAILABLE BY IT TO THE OTHER PARTY UNDER THIS AGREEMENT (INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF PATENT VALIDITY, ENFORCEABILITY AND/OR NONINFRINGEMENT), AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     10.3. Limitation of Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER SIMILAR DAMAGES (INCLUDING, WITHOUT LIMITATION ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING FROM OR

RELATING TO THIS AGREEMENT OR PERFORMANCE UNDER, AND REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.
11. CONFIDENTIALITY.
     11.1. Obligation. RMS agrees to keep confidential and not to use, except for the purpose of conducting the Project, any Confidential Information of Clovis Oncology or its Affiliates. RMS further agrees to limit access to the Confidential Information of Clovis Oncology or its Affiliates to those employees, Affiliates of RMS, agents, and contractors who require access in order to perform the Project and who have previously agreed in writing, either as a condition to employment or in order to obtain or access the Confidential Information of Clovis Oncology or its Affiliates, to be bound by terms and conditions of confidentiality and non-use at least as stringent as the terms of this Agreement. Clovis Oncology agrees to keep confidential and not to use, except for the purpose of performing its obligations, and/or exercising any rights granted to it, under this Agreement, Confidential Information of RMS or its Affiliates. Clovis Oncology further agrees to limit access to the Confidential Information of RMS or its Affiliates to those employees, Affiliates of Clovis Oncology, agents, and contractors who require access in order to perform the Project and who have previously agreed in writing, either as a condition to employment or in order to obtain or access the Confidential Information of RMS or its Affiliates, to be bound by terms and conditions of confidentiality and non-use at least as stringent as the terms of this Agreement. The obligations of confidentiality and non-use in this Article 11 shall continue during the Term of this Agreement and *** after the Term expires. These obligations of confidentiality and non-use shall not apply to Confidential Information of the other Party or their Affiliates which (i) is publicly available by use and/or publication before its receipt from the respective Party or its Affiliates, or on their behalf, or its development under the Project, or thereafter become publicly available through no fault of the Party; (ii) were already in a Party’s possession prior to receipt from the other Party or an Affiliate of such Party or on their behalf or its development under the Project, as evidenced by records kept by the Party in the ordinary course of business; or (iii) are properly obtained by a Party from a Third Party which has a valid right to disclose such information to the Party, is not under a confidentiality obligation to the other Party or an Affiliate, and is not disclosing such information to the Party on behalf of the other Party or an Affiliate.
     11.2. Project Results. Project Results shall be Confidential Information of both Parties, except that Clovis Oncology shall have the right to use and disclose Project Results to any Affiliate or Third Party in the Pharmaceutical Field and RMS shall have the right to use and disclose Project Results to any Affiliate or Third Party in the Diagnostics Field.
     11.3. Exceptions. Notwithstanding the obligations of confidentiality and non-use set forth in Section 11.1 above, either Party shall be permitted to disclose Confidential Information of the other Party that is required to be disclosed to comply with applicable laws, court order, or governmental regulations, provided that such Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure. The prior written notice must be given as soon as reasonably possible in order to permit a Party to challenge such disclosure or to seek a protective order or some other accommodation to protect the confidentiality of the information that is required to be disclosed.

     11.4. No License. Disclosure of Confidential Information by one Party to the other Party pursuant to this Agreement does not convey, grant, transfer or otherwise create any option, license or other rights or interests beyond those licenses expressly granted in this Agreement.
12. PUBLICITY AND PUBLICATION.
     12.1. Publicity. The Parties will agree upon an initial form of press release regarding their execution and entering into this Agreement, and which is intended to be issued on or promptly after the Effective Date as mutually agreed to by the Parties. Neither Party may issue any other press release or other public statement or announcement concerning this Agreement, the subject matter hereof, or the research, development or commercial results of the products hereunder without the other Party’s prior written consent. In addition, neither Party shall make any disclosure of this Agreement and/or the terms and conditions set forth herein, or use the name or any trademarks, logos or trade dress of the other Party or its Affiliates in any publicity, press release or other form of public announcement or disclosure without the prior written consent of the other Party.
     12.2. Publication. The Parties shall have the right to publish, present or use the Project Results or any portion thereof for their instructional, or publication objectives, or for non-confidential discussions with a Third Party, except that Clovis Oncology shall not have the right to publish, present or use the Project Results or any portion thereof for their instructional, or publication objectives, or for non-confidential discussions with a Third Party in the Diagnostics Field, and RMS shall not have the right to publish, present or use the Project Results or any portion thereof for their instructional, or publication objectives, or for non-confidential discussions with a Third Party in the Pharmaceutical Field (individually, a “Publication”). Such Publication shall be subject to the provisions of this Agreement relating to confidentiality and non-disclosure, and shall be consistent with academic standards. At least *** days prior to submission for publication, or *** days prior to submission for presentation or use (including abstracts), the publishing Party shall submit to the other Party for review any proposed Publication. The other Party shall review the proposed Publication and provide its comments to the publishing Party no later than five (5) calendar days prior to the proposed submission date for the Publication. Upon the other Party’s notice to the publishing Party that the other Party reasonably believes that one or more patent applications should be filed which relate to Inventions owned by the other Party or Joint Inventions prior to any Publication, the publishing Party shall delay the Publication until such patent application(s) have been filed, provided that the other Party will cooperate in expeditiously filing any such patent application(s), and provided further that any such delay of a Publication will not exceed one hundred and eighty (180) calendar days from the date of such notice by the other Party to the publishing Party. If the other Party believes that any Publication contains confidential or proprietary information belonging to the other Party, the other Party will notify the publishing Party, which will remove all references to such confidential or proprietary information prior to publication, presentation or use.

13. TERM AND TERMINATION.
     13.1. Term of Agreement. The term of this Agreement (the “Term”) commences on the Effective Date and shall continue for a indefinite period of time until terminated in accordance with Sections 13.2, to 13.7 below.
     13.2. Termination by the Parties before the Stage Start Date of the first Stage.
          13.2.1. Clovis Oncology may terminate this Agreement with immediate effect before the Stage Start Date of the first Stage by giving written notice to RMS. RMS may terminate this Agreement with immediate effect before the Stage Start Date of the first Stage by giving written notice to Clovis Oncology in the event of any circumstances outside of the control of RMS which are foreseen by RMS to have a material impact on the Project, such as a material increase of the Budget or a material extension of the timelines.
     13.3. Termination by Clovis Oncology after the Stage Start Date of the first Stage.
          13.3.1. Termination by Clovis Oncology. Clovis Oncology may terminate this Agreement at any time after the Stage Start Date of the first Stage by providing RMS *** days prior written notice to that effect. In such event, *** day period, the Parties will agree upon and conduct an orderly wind down of any ongoing activities being performed under
          13.3.2. Consequences of Termination. If Clovis Oncology terminates this Agreement pursuant to Section 13.3.1 for reasons other than (i) termination of the development of the Clovis Oncology Compound, (ii) the FDA not requiring a companion diagnostic for the Clovis Oncology Compound, or (iii) RMS being unable, despite its use of commercially reasonable efforts, to develop the EGFR Assay or IVD that satisfies the Specifications, then Clovis Oncology shall reimburse RMS ***. Such amount shall take into consideration any amounts owed between the Parties according to Section 6.2.
     13.4. Termination by RMS after the Start of the first Stage. RMS may not terminate this Agreement after the Stage Start Date of the first Stage, except (i) in accordance with Sections 13.5, 13.6 and 13.7, and (ii) if RMS is unable, despite its use of commercially reasonable efforts, to develop the EGFR Assay or IVD that satisfies the Specifications, in which case RMS shall notify Clovis Oncology thereof in writing. If within *** days from the receipt of such notice by Clovis Oncology the Parties are unable or unwilling to agree on Specifications that RMS believes to be able, using commercially reasonable efforts, to satisfy then RMS may terminate the Agreement by providing Clovis Oncology with *** days prior written notice. In such event, *** day period, the Parties will agree upon and conduct an orderly wind down of any ongoing activities being performed under the Project Plan.
     13.5. Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the Parties.

     13.6. Termination for Breach. A Party shall have the right to terminate this Agreement in the event that the other Party is in breach of one or more of its material obligations under this Agreement, by providing the breaching Party written notice describing the breach. If the breaching Party has not cured such breach within sixty (60) calendar days after receipt of such notice, then termination of the Agreement shall be effective immediately upon expiration of such period.
     13.7. Termination for Insolvency or Bankruptcy. Either Party may terminate this Agreement effective on written notice to the other Party upon the liquidation, dissolution, winding-up, insolvency, bankruptcy, or filing of any petition therefore, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, assignment or similar proceeding is not dismissed or vacated within ninety (90) calendar days. All rights and licenses granted pursuant to this Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code or any foreign equivalents thereof (as used in this Section 13.7, “Title 11”), licenses of rights to “intellectual property” as defined in Title 11. Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such bankrupt Party under Title 11: (i) the other Party, in its capacity as a licensee of rights under this Agreement, retains and may fully exercise all of such licensed rights under this Agreement, including as provided in this Section 13.7, and all of its rights and elections under Title 11; and (ii) the other Party is entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, will be promptly delivered to the other Party: (1) upon any such commencement of a bankruptcy proceeding, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (2) if not delivered under (1), immediately upon the rejection of this Agreement by or on behalf of the bankrupt Party.
     13.8. Effects of Termination. The expiration or earlier termination of this Agreement, for any reason, shall not affect any rights or obligations that have already accrued as of the date of such expiration or termination, nor preclude either Party from pursuing any rights and remedies it may have under this Agreement or at law or in equity which accrued or are based upon any event occurring before expiration or termination. If this Agreement is terminated by either Party for any reason after the first commercial sale of the EGFR Assay or IVD in any country of the Territory, the licenses granted in Section 7 shall survive such termination.
     13.9. Disposition of Confidential Information. Upon termination of this Agreement, each Party shall, except to the extent necessary or appropriate under any licenses which survive such termination, promptly return (or destroy and provide written certification thereof) to the other Party all of the other Party’s Confidential Information (including any copies thereof).
     13.10. Survival. In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the provisions of Articles 6, 8, 11, 12, 14 and 15, and Sections 4.4, 7.5, 7.6, 7.9, 10.2, 10.3, 13.3.2, 13.8, 13.9 and 13.10 of this Agreement and the definition for any defined terms contained within this Agreement survive expiration or termination of this Agreement.

14. DISPUTE RESOLUTION
     14.1. Arbitration. Except as otherwise expressly provided in this Agreement, any dispute or disagreement between the Parties arising in connection with this Agreement and/or their performance hereunder will be finally resolved through binding arbitration. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”) and the provisions of this Article 14.
     14.2. Arbitration Panel. The arbitration shall be conducted by a panel of three (3) arbitrators. Within thirty (30) calendar days after the initiation of the arbitration, each Party will nominate one person to act as an arbitrator, and the two arbitrators so named will then jointly appoint the third arbitrator within thirty (30) calendar days of their appointment, who will serve as chairman of the arbitration panel. All three (3) arbitrators must be independent Third Parties having at least ten (10) years of dispute resolution experience (including judicial experience) and/or legal or business experience in the biotech or pharmaceutical industry. If any Party fails to timely nominate its arbitrator, or if the arbitrators selected by the Parties cannot agree on the person to be named as chairman within such thirty (30) day period, the AAA will make the necessary appointments for such arbitrator(s) or the chairman. Once appointed by a Party, such Party will have no ex parte communication with its appointed arbitrator.
     14.3. Location and Proceedings. The place of arbitration will be San Francisco, CA or such other venue as the Parties may mutually agree. The arbitration proceedings and all communications with respect thereto will be in English. Any written evidence originally in another language will be submitted in English translation accompanied by the original or a true copy thereof. The arbitrators have the power to decide all matters in dispute, including any questions of whether or not such matters are subject to arbitration hereunder. The decisions of the arbitrators shall be final and binding on the Parties and shall not be subject to appeal
     14.4. Limitation on Awards. The arbitrators shall have no authority to award any punitive, exemplary, consequential, indirect, special or other similar damages. Each Party shall bear its own costs and expenses (including without limitation attorneys’ fees and expert or consulting fees) incurred in connection with the arbitration. The Parties shall equally (50:50) share the arbitrator’s fees and any other administrative costs and expenses associated with the arbitration.
     14.5. Confidentiality. Neither Party, nor any of the arbitrators, shall be permitted to disclose the existence, content or results of any arbitration proceedings pursuant to this Article 14, without the prior written consent of both Parties.
     14.6. Equitable Remedies. Notwithstanding anything in this Agreement to the contrary, either Party shall have the right to seek a temporary injunction or other interim equitable relief from a court of competent jurisdiction in order to protect its rights and interests under this Agreement pending the outcome of any arbitration hereunder. However, such court will have no jurisdiction or ability to resolve disputes beyond the specific issue of temporary injunction or other interim equitable relief.

     14.7. Continued Performance During Dispute. During the pendency of any arbitration proceedings under this Article 14, the Parties will continue using commercially reasonable efforts to perform their respective obligations under the Agreement and in accordance with its provisions in a manner which to the fullest extent practicable will maintain the status quo of the Parties with respect to those matters which are the subject to the dispute.
15. MISCELLANEOUS
     15.1. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard or reference to any of its rules or provisions governing conflict of laws.
     15.2. Independent Contractors. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, distributorship, employer-employee relationship or joint venture relationship between the Parties. No Party is permitted or shall have any authority to bind or make any commitments for or on behalf of the other Party, except to the extent expressly provided in this Agreement or the Project Plan.
     15.3. Performance by Affiliates. Each Party is responsible for its Affiliates performance of any activities under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
     15.4. No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand the meaning of the language contained in the Article or Section.
     15.5. Assignment. Neither Party is permitted to assign its interest under this Agreement without the express prior written consent of the other Party; provided, however, that a Party may assign this Agreement without such consent (i) to an Affiliate, or (ii) to any purchaser of all or substantially all of the assets of such Party or to any successor corporation or entity (whether by way of merger, acquisition or otherwise), so long as the entity to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. Any purported assignment without a required consent is null and void. No assignment will relieve any Party of responsibility for the performance of any obligation that accrued before the effective date of assignment. This Agreement is binding upon the permitted successors and assigns of the Parties
     15.6. Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     15.7. Notices and Deliveries. Any notices required or provided by the terms of this Agreement shall be in writing, addressed in accordance with this Section, and shall be delivered, except as otherwise indicated below, personally or sent by certified or registered mail, return receipt requested, postage prepaid, or by nationally-recognized express courier services providing evidence of delivery. Except as noted below, the effective date of any notice shall be the date of first receipt by the receiving Party. Notices shall be sent to the address(es)/addressee(s) given below or to such other address(es)/addressee(s) as the Party to whom notice is to be given may have provided to the other Party in writing in accordance with this provision.

If to Clovis Oncology:	Clovis Oncology, Inc.
2525 28th Street, Suite 100
Boulder, CO 80301
Submit invoices to:	Attention: Accounts Payable

If to RMS:
(Technical contact)	RMS Molecular Systems, Inc.
4300 Hacienda Drive
Pleasanton, CA 94588
Attention: Genomics and Oncology Lifecycle Team Leader

(Administrative contact)	RMS Molecular Systems, Inc.
4300 Hacienda Drive
Pleasanton, CA 94588
Attention: Legal Department

With a copy to:	RMS Molecular Systems, Inc.
4300 Hacienda Drive
Pleasanton, CA 94588
Attention: Business Development
     15.8. Force Majeure. Neither Party will lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the nonperforming Party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, prevention from or hindrance in obtaining energy or other utilities, a market shortage of raw materials or necessary components, contamination of the facility that was used for the clinical or commercial manufacture of the EGFR Assay, IVD or Clovis Oncology Compound, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; but, in no event will a Party be required to settle any labor dispute or disturbance.
     15.9. Severability; Waiver. If any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the Parties to be invalid, illegal or unenforceable, such provision or provisions will be validly reformed to as nearly as possible approximate the intent of the Parties and, if it cannot be reformed, will be divisible and deleted. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
     15.10. Entire Agreement; Modification. This Agreement, together with any Attachments attached hereto and specifically referenced herein, constitutes the entire agreement between the Parties with respect to the Project and supersedes and replaces any and all previous arrangements and understandings, whether oral or written, between the Parties with respect to the Project, provided, however, that *** (ii) the CDA shall survive and remain in effect for proprietary information of Clovis Oncology that falls outside the scope of Section 11 of this Agreement. Any amendment or modification to this Agreement shall be of no effect unless made in a writing signed by an authorized representative of each Party. If there is a conflict between the terms of this Agreement and any Attachments hereto, the terms of this Agreement shall prevail.
     15.11. Counterparts. This Agreement may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.
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IN WITNESS WHEREOF, RMS and Clovis Oncology, intending to be legally bound, have executed this Agreement as of the Effective Date by their respective duly authorized representatives.

CLOVIS ONCOLOGY, INC.

By:	/s/ Patrick J. Mahaffy

Name:	Patrick J. Mahaffy

Title:	President & CEO

ROCHE MOLECULAR SYSTEMS, INC.

By:	/s/ P. A. Brown

Name:	P.A. Brown

Title:	President & CEO RMS 19 April 2011

EXHIBIT A
Preliminary Project Plan

Stage	Timeline	State Budget ($M)	Deliverable	Payment Schedule
Initiation Intermediate Completion
          ***

          ***

EXHIBIT B
Minimum Requirements for Stage Plans

1.	Background

2.	Work Plan definitions

3.	Purpose

4.	Deliverables

5.	Clovis Oncology Deliverables

6.	RMS Deliverables

7.	Budget

8.	Assumptions (such as timelines, Specification of the Assay, number of samples tested etc.)